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                                  EXHIBIT 11.1

                        International Electronics, Inc.
                   Calculation of Net Income (Loss) Per Share

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                                                       Three months ended                Six months ended
                                                  -----------------------------    ------------------------------
                                                  Feb. 28, 1997   Feb. 29, 1996    Feb. 28, 1997    Feb. 29, 1996
                                                  --------------  -------------    -------------    -------------

PRIMARY NET INCOME (LOSS) PER SHARE
------------------------------------------------
Weighted average common and equivalent shares:

Common stock                                          1,492,551       1,433,892         1,492,510       1,420,780

Common equivalent shares resulting
from dilutive stock options and
warrants (treasury stock method
using the average market price)                            -            130,859              -            122,726
                                                      ---------       ----------        ---------       ----------

Total                                                 1,492,551       1,564,751         1,492,510       1,543,506
                                                      =========       ==========        =========       ==========

Net income (loss)                                      ($69,778)      $   50,280         ($41,648)      $  80,549
                                                      =========       ==========        =========       ==========

Net income (loss) per share:
  Income (loss) before
  extraordinary gain                                      ($.06)      $      .03            ($.04)      $     .05

  Extraordinary gain                                        .01              -                .01             -
                                                      ---------       ----------        ---------       ----------

  Net income (loss)                                       ($.05)      $      .03             ($.03)     $      .05
                                                      =========       ==========         =========      ==========

FULLY DILUTED NET INCOME (LOSS) PER SHARE
-----------------------------------------
Weighted average common and equivalent shares:

Common stock                                          1,492,551       1,433,892         1,492,510       1,420,780

Common equivalent shares resulting
from dilutive stock options and
warrants (treasury stock method
using the higher of the ending
or average market price)                                    -           258,338              -            260,143
                                                      ---------       ----------        ---------       ---------

Total                                                 1,492,551       1,692,230         1,492,510       1,680,923
                                                      =========       ==========        =========       =========

Net income (loss)                                      ($69,778)      $  50,280          ($41,648)      $  80,549
                                                      =========       ==========        =========       =========

Net income (loss) per share:
  Income (loss) before
  extraordinary gain                                      ($.06)      $     .03             ($.04)      $     .05

  Extraordinary gain                                        .01             -                 .01             -
                                                      ---------       ----------        ---------       ---------

  Net income (loss)                                       ($.05)      $     .03             ($.03)      $     .05
                                                      =========       ==========        =========       ==========

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